Exhibit (h)(5)

Sublicense Agreement

This Sublicense Agreement (the “Sublicense Agreement”), dated as of December [ ], 2024, is made by and among WEBs ETF Trust (the “Sublicensee”) and WEBs Investments Inc. (“Licensee” or “Sublicensor”).

W i t n e s s e t h:

Whereas, pursuant to that certain License Agreement, dated as [ ] 2024, by and between Syntax LLC (“Licensor”) and Licensee (“License Agreement”), Licensor has granted Licensee a license to use certain copyright, trademark and proprietary rights and trade secrets of Licensor, Marks and Index(es) (as further described in the License Agreement, the “Intellectual Property”) in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the “Products”),

Whereas, Sublicensee wishes to issue, sell, market and/or promote the Product referenced in Appendix A hereto, and to use and refer to the Intellectual Property in connection therewith; and

Whereas, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

Now, Therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. License. Pursuant to the License Agreement, Sublicensor hereby grants to Sublicensee a non-exclusive and non- transferable sublicense to use the Intellectual Property in connection with the issuance, distribution, marketing and/or promotion of the Product, (as modified by Appendix A hereto, if applicable).

2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding the Schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on Licensee.

3. It is the intent of the parties that the substantive law of the State of Delaware govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

In Witness Whereof, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

Sublicensee – WEBs ETF Trust

By:

Title:

Licensee – WEBs Investments Inc.

By:

Title: